SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by Registrant (x)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement

( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

(X) Definitive Proxy Statement

( ) Definitive Additional Materials

( ) Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         MANCHESTER EQUIPMENT CO., INC.
               -------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  (x)   No fee required.

  ( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filings for which the offsetting fee was paid previously. Identify previous filing by registration number, or the form or schedule and the date of its filing.

                         MANCHESTER EQUIPMENT CO., INC.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (516) 434-8700


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 13, 1999


To the Shareholders of
     MANCHESTER EQUIPMENT CO., INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of Manchester Equipment Co., Inc. (the "Company") will be held at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, on Tuesday, April 13, 1999 at 10:00 a.m., local time, to consider and act upon the following proposals:


     1. To elect six (6) Directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To ratify the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 1999.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         A proxy statement describing the matters to be considered at the Annual Meeting is attached to this notice. Only holders of record of the Company's Common Stock at the close of business on February 22, 1998, the Record Date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          Joel G. Stemple
                                          Secretary

Hauppauge, New York
February 23, 1999


           SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING
          ARE REQUESTED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED
                 PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                         Manchester Equipment Co., Inc.
                                 160 Oser Avenue
                            Hauppauge, New York 11788
                                 (516) 434-8700


                                 PROXY STATEMENT


                         Annual Meeting of Shareholders
                          To Be Held On April 13, 1999


                                  INTRODUCTION
General

         This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), of Manchester Equipment Co., Inc., a New York corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at its Annual Meeting of Shareholders to be held on Tuesday, April 13, 1999, at the Smithtown Sheraton, 110 Motor Parkway, Smithtown, New York, at 10:00 a.m., local time, and any and all adjournments or postponements thereof (the "Annual Meeting"). The cost of the solicitation will be borne by the Company. This Proxy Statement and the enclosed proxy card were first mailed to the Company's shareholders on or about March 1, 1999. The Company's 1998 Annual Report, a copy of which is also enclosed herewith, contains the Company's financial statements for its fiscal year ended July 31, 1998.

Matters to be Considered at the Annual Meeting

         At the Annual Meeting, the shareholders will be asked to consider and vote upon the following proposals:

     1. To elect six (6) Directors to serve until the 2000 Annual Meeting of Shareholders.

     2. To ratify the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 1999.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Voting at the Annual Meeting

         Only holders of record of Common Stock at the close of business on February 22, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting, each such holder of record being entitled to one vote per share of Common Stock on each matter to be considered at the Annual Meeting. On the Record Date, there were 8,096,600 shares of Common Stock issued and outstanding.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (4,048,301 shares of the 8,096,600 shares outstanding) is necessary to constitute a quorum at the Annual Meeting. If a quorum is present, the plurality vote of the total votes cast by the holders of Common Stock is required to elect the six (6) Directors. The ratification of the reappointment of KPMG LLP as independent auditors of the Company for the year ending July 31, 1999 will require the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

         If the enclosed proxy card is properly executed and returned to the Company prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Shares represented by proxies which are marked "WITHHOLD AUTHORITY" to vote for (i) all six (6) nominees, or (ii) any individual nominee(s) for election as directors and are not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN"on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, the shares will be voted FOR all the proposals set forth in the Notice of Annual Meeting. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will not be included in the totals.

         At any time prior to its exercise, a proxy may be revoked by the holder of the Common Stock granting it by delivering written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Annual Meeting and voting in person.

         Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

Voting by the Company's Principal Shareholder

         Barry R. Steinberg is the Company's largest shareholder, beneficially owning 57.7% of the Common Stock. See "Security Ownership of Certain Beneficial Owners and Management." The Company understands that Mr. Steinberg intends to vote all shares of Common Stock beneficially owned by him at the Annual Meeting, or any adjournment or postponement thereof, for the election of the persons nominated as directors and for the ratification of the reappointment of the independent accountants. Mr. Steinberg beneficially owns, without acquiring any additional shares of Common Stock, shares of Common Stock in an amount sufficient to permit him to control the outcome of any shareholder vote on these matters.

Table of Contents
----------------------------------------------
                                                                          Page

Security Ownership of Certain Beneficial
  Owners and Management..........................................           4

Election of Directors............................................           5

Executive Compensation...........................................           7

Report of the Board of Directors and the Compensation Committee
  on Executive Compensation.....................................           12

Stock Performance Graph.........................................           14

Compensation Committee Interlocks and Insider Participation....            15

Certain Relationships and Related Transactions.................            16

Section 16(a) Beneficial Ownership Reporting Compliance.......             17

Ratification of Reappointment of Independent Auditors.........             17

Other Business................................................             17

Shareholder Proposals.........................................             17

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Common Stock by (i) each person who is known to the Company to beneficially own five percent or more of the outstanding Common Stock, together with their respective addresses, (ii) each director and nominee for election as director, (iii) each executive officer named in the Summary Compensation Table under "Executive Compensation" on page 8 of this Proxy Statement and (iv) all executive officers and directors of the Company as a group.

                                           Shares                  Percent of
                                           Beneficially           Outstanding
      Name and Address                     Owned (1)             Shares Owned
      ----------------                     ---------             ------------
      Barry R. Steinberg (2)(3)              4,674,101               57.6%
      Joel G. Stemple (2)                      626,263                7.7
      Joseph Looney (4)                         14,700                 *
      William F. Scheibel, Jr. (5)                  -                  -
      Joel Rothlein (6)                         36,500                 *
      Bert Rudofsky                                -                   -
      Michael E. Russell                           -                   -
      Julian Sandler (7)                         8,500                 *
      All executive officers and
        directors as a group
        (8 persons) (8)                      5,360,064               66.0%

---------------
* Less than 1%

(1) For purposes of determining the aggregate amount and percentage of shares deemed beneficially owned by directors and executive officers of the Company individually and by all directors, nominees and executive officers as a group, exercise of all currently exercisable options listed in the footnotes hereto is assumed. For such purpose, 8,119,100 shares of Common Stock are deemed to be outstanding.
(2)   Address is 160 Oser Avenue, Hauppauge, New York 11788.
(3) Excludes 59,500 shares owned by Ilene Steinberg and 59,000 shares owned by Sheryl Steinberg, daughters of Mr. Steinberg, which shares were purchased with the proceeds of a loan from Mr. Steinberg. As reported on Schedule 13D filed on March 24, 1997, as amended, Mr. Steinberg, Ilene Steinberg, and Sheryl Steinberg each disclaim beneficial ownership of the common stock owned by the others.
(4) Includes currently exercisable options to acquire 10,000 shares of Common Stock.
(5)   Mr. Scheibel's employment with the Company  terminated on April 10, 1998.
(6) Consists of currently exercisable options to acquire 5,000 shares of Common Stock, 3,000 shares held by Kressel Rothlein & Roth, Esqs., in which Mr. Rothlein is a partner, and 28,500 shares held by the Kressel Rothlein & Roth Profit Sharing Plan. Mr. Rothlein disclaims beneficial ownership of the Common Stock owned by Kressel Rothlein & Roth, Esqs., except to the extent of his equitable interest in the firm, and of the Common Stock owned by the Kressel Rothlein & Roth Profit Sharing Plan, except to the extent of his beneficial interest in such plan.
(7) Includes currently exercisable options to acquire 7,500 shares of Common Stock.
(8)   See notes 1 through 7 above.

                              ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of such number of members, with a minimum of three and a maximum of fifteen, as the Board of Directors determines from time to time. The six (6) persons listed below are currently directors of the Company and have been selected by the Board of Directors as nominees for election as directors at the Annual Meeting. Each director elected at this Meeting will hold office until the next Annual Meeting or until his successor is elected or appointed, unless his office is earlier vacated by resignation or other cause. Directors whose terms expire are eligible for renomination.

     Unless otherwise specifically directed by shareholders executing proxies, it is intended that all proxies in the accompanying form received in time for the Annual Meeting will be voted at the Annual Meeting FOR the election of the six (6) nominees named below, all of whom are currently directors of the Company. In the event any nominee should become unavailable for election for any presently unforeseen reason, it is intended that the proxies will be voted for such substitute nominee as may be designated by the present Board of Directors. If a quorum is present, a plurality vote of the total votes cast by the holders of Common Stock is required to elect the six (6) Directors.

     The Board of Directors recommends that shareholders vote FOR the election of the nominees named below (Proposal No. 1 on the Proxy Card).

     Each nominee's name, age, the year first elected as a director, office with the Company, and certain biographical information are set forth below:

                                                      Year First
        Name                       Age     Served as a Director       Position with the Company
    Barry R. Steinberg (1)        57              1973               Chairman  of  the  Board,  President,  Chief  Executive
                                                                      Officer and
                                                                      Director
     Joel G. Stemple (1)           57              1982               Executive Vice President,
                                                                      Secretary and Director
     Joel Rothlein (1)(2)          69              1996               Director
     Bert Rudofsky (2)(3)          65              1998               Director
     Michael E. Russell (3)        52              1998               Director
     Julian Sandler (2)(3)         54              1996               Director

--------------

(1)  Member of the Executive Committee.
(2)  Member of the Compensation Committee.
(3)  Member of the Audit Committee.

     Barry R. Steinberg, the founder of the Company, has served as its Chairman of the Board, President and Chief Executive Officer and as a director since Manchester's formation in 1973. Mr. Steinberg previously served as a systems analyst for Sleepwater, Inc. and Henry Glass and Co.

     Joel G. Stemple has served as Executive Vice President since September 1996 and as Vice President and as a director since August 1982. Mr. Stemple previously performed consulting services for the Company and, from 1966 to 1982, served as Assistant and Associate Professor of Mathematics at Queens College, City University of New York.

     Joel Rothlein, Esq. has been a director of the Company since October 1996. Mr. Rothlein is a partner in the law firm of Kressel Rothlein & Roth, Esqs., Massapequa, New York, where he has practiced law since 1955. Kressel Rothlein & Roth, Esqs. and its predecessor firms have acted as outside general counsel to the Company since the Company's inception.

     Bert Rudofsky became a director on July 15, 1998. Mr. Rudofsky is the founder and president of Bert Rudofsky and Associates, a management consulting firm specializing in the computer industry. Mr. Rudofsky was a founder of MTI Systems Corp., a leading edge, technical, value-added distribution company specializing in computer and data communications products. Mr. Rudofsky was CEO of MTI from 1968 until MTI was sold in 1990.

     Michael E. Russell became a director on July 15, 1998. Mr. Russell is presently a senior vice president at Prudential Securities Incorporated and has held several distinguished positions as a member of the business community, as a member of the New York State Metropolitan Transportation Authority (1997-1989), as commissioner of the New York State Commission on Cable Television (1989-1991) and as Special Assistant to the New York State Senate Majority Leader (1991-1994).

     Julian Sandler became a director on December 2, 1996. Mr. Sandler is Chief Executive Officer of Rent-a-PC, Inc., a full-service provider of short-term computer rentals, which Mr. Sandler founded in 1984. Mr. Sandler is also the founder and was the President from 1974 to 1993 of Brookvale Associates, a national organization specializing in the remarketing of hardware manufactured by Digital Equipment Corporation. Mr. Sandler also co-founded and from 1970 to 1973 was Vice President of Periphonics Corporation, a developer and manufacturer of voice response systems.

Meetings and Committees

     During the fiscal year ended July 31, 1998 there were four regular meetings and one special meeting of the Board of Directors. Other than George Bagetakos, no director attended fewer than 75% of the aggregate number of meetings of the Board held during the period in fiscal 1998 in which he was a director, and the total number of meetings held by all committees of the Board in which he served in fiscal 1998 during the period he served on such committees. On one occasion in fiscal 1998 the Board took action by unanimous written consent without a meeting. Mr. Bagetakos was absent from three of the four meetings of the Board of Directors and the single meeting of the Audit Committee held prior to his resignation on May 26, 1998. The Compensation Committee did not meet during fiscal 1998 prior to Mr. Bagetakos's resignation.

     The Board of Directors has standing executive, audit and compensation committees, as follows:

     Executive Committee. The Executive Committee, which was formed and became effective on December 18, 1996, consists of Barry R. Steinberg, Joel G. Stemple and Joel Rothlein. The function of the Executive Committee is to exercise the authority of the Board of Directors in the management of the Company between meetings of the Board, subject to the provisions of the Company's By-Laws.

     Audit Committee. The Audit Committee, which was formed and became effective on December 4, 1996, consisted of Joel G. Stemple, Chairman, George Bagetakos and Julian Sandler through May 26, 1998, when Mr. Bagetakos resigned as a director of the Company. From July 15, 1998 through January 20, 1999, the Audit Committee consisted of Joel G. Stemple, Chairman, Michael Russell and Julian Sandler. Effective January 20, 1999, Bert Rudofsky replaced Mr. Stemple as a member and as Chairman of the Audit Committee. The Audit Committee reviews the Company's internal accounting practices and the scope of the work performed by the Company's independent accountants. The Audit Committee met twice during fiscal 1998.

     Compensation Committee. The Compensation Committee, which was formed and became effective on December 18, 1996, consisted of George Bagetakos, Joel Rothlein and Julian Sandler through May 26, 1998, when Mr. Bagetakos resigned as a director of the Company. Effective July 15, 1998, Bert Rudofsky replaced Mr. Bagetakos on the Compensation Committee. The Committee establishes compensation policies and determines compensation for the executive officers of the Corporation. The Board itself administers the Company's Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (provided that effective July 15, 1998, option grants to Messrs. Steinberg and Stemple must first be recommended by the Compensation Committee). The Compensation Committee met six times during fiscal 1998.

     The Company does not have a standing nominating committee.

Executive Officers

     The Company has three executive officers elected on an annual basis to serve at the pleasure of the Board of Directors:

                  Name                    Position with the Company
         Barry R. Steinberg               Chairman of the Board, President,
                                          Chief Executive Officer
         Joel G. Stemple                  Executive Vice President and Secretary
         Joseph Looney                    Chief Financial Officer

         Biographical information regarding Messrs. Steinberg and Stemple is set forth above under the caption "Directors." Biographical information with respect to Mr. Looney is set forth below:

         Joseph Looney, age 41, has served as the Company's Chief Financial Officer since May 1996. Prior to joining the Company, from 1984 to 1996, Mr. Looney served in various positions with KPMG LLP, including Senior Audit Manager at the end of his tenure with such firm. Mr. Looney is a Certified Public Accountant, a member of the AICPA, the New York State Society of Certified Public Accountants and the Institute of Internal Auditors.


                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of the compensation paid or accrued by the Company during the fiscal years ended July 31, 1998, July 31, 1997 and 1996 to the Company's Chief Executive Officer and the other executive officers whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

----------------------------------------------------------------------------------------------------------------

                                                                             Long-Term
                                            Annual Compensation            Compensation
                                            --------------------           ------------

                                                                           Common Stock
Name and                                                   Other Annual     Underlying          All Other
Principal Position     Year      Salary         Bonus    Compensation(1)      Options         Compensation
----------------------------------------------------------------------------------------------------------------

Barry R. Steinberg.....1998         $550,000            -   $37,031(2)           -                  -
President and CEO      1997         $550,000            -   $59,252(2)           -                  -
                       1996         $271,800   $1,816,439   $59,210(2)           -                  -


Joel G. Stemple........1998         $450,000            -   $22,194(3)           -                  -
Executive VP and       1997         $450,000            -   $33,050(3)           -                  -
Secretary              1996         $251,800   $1,669,193   $29,000(3)           -                  -


Joseph Looney..........1998         $140,394      $40,000    $13,677         70,000(5)              -
Chief Financial        1997         $125,489      $47,500     $7,610         70,000(5)              -
Officer(4)             1996          $31,250      $10,000     $1,275             -                  -


William F. Scheibel,   1998         $123,170            -     $7,895         70,000(5)              -
Jr.....................1997         $128,956      $22,500     $8,266         70,000(5)              -
Chief Technology       1996          $96,157      $17,500     $4,250             -                  -
Officer(6)


----------------------
(1) Includes in fiscal 1998 employer matching contributions to the Company's defined contribution plan of $4,950, $4,800, $3,577 and $4,070 for Messrs. Steinberg, Stemple, Looney and Scheibel, respectively, and fiscal 1997 employer matching contributions to the Company's defined contribution plan of $6,252, $6,675, $2,510, and $3,166 for Messrs. Steinberg, Stemple, Looney and Scheibel, respectively.
(2) Includes $32,081 in 1998 and $50,000 in each of 1997 and 1996 of premiums paid by the Company for a whole life insurance policy in the name of Mr. Steinberg having a face value of $2,600,000 and under which his daughters, on the one hand, and the Company, on the other hand, are beneficiaries and share equally in the death benefits payable under the policy.
(3) Includes $17,394 in 1998 and $25,000 in each of 1997 and 1996 of premiums paid by the Company for a whole life insurance policy in the name of the executive officer having a face value of $1,300,000 and under which his spouse and the Company are beneficiaries and are entitled to $600,000 and $700,000, respectively, of the death benefits payable under the policy.
(4)   Began employment with the Company on May 2, 1996.
(5) The grant of 70,000 options during fiscal 1998 represents a repricing of the 70,000 options granted to such individuals during fiscal 1997. See Option Grant Table below for the exercise price and vesting terms of Messrs. Looney's and Scheibel's options.
(6) Began employment with the Company on September 7, 1995. Employment with the Company terminated on April 10, 1998.

         Other than as set forth above, no restricted stock awards, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during the fiscal year ended July 31, 1998.

Option Grant Table

         The following table sets forth the information with respect to grants of stock options to purchase the Company's common stock, par value $0.01 per share (the "Common Stock"), pursuant to the Company's Amended and Restated 1996 Incentive and Non-Incentive Stock Option Plan (the "Plan") granted to the Named Executive Officers during the fiscal year ended July 31, 1998 and all options outstanding to the Named Executive Officers as of July 31, 1998.

                                Individual Grants
                        Number of      Percent of                                      Potential Realizable
                        Securities     Total Options                                   Value at Assumed
                        Underlying     Granted to                                      Annual Rates of Stock
                        Options        Employees in    Exercise      Expiration        Price Appreciation
                        Granted(1)     Fiscal year     Price         Date              For Option Term (2)
                        ----------     -----------     -----         ----              -------------------
         Name                (#)                        ($/sh)                               5%          10%
         ----               ----                       -------                             ----        -----

Joseph Looney              50,000 (3)    6.3%          $3.8125       2/03/2007           $105,000     $259,000
                           20,000 (4)    2.5%          $3.8125       3/26/2007            $42,000     $104,000

William F. Scheibel, Jr.   50,000        6.3%          $3.8125       (5)                 $105,000     $259,000
                           20,000        2.5%          $3.8125       (5)                  $42,000     $104,000

--------------
(1) Grants to the Named Executive Officers during the fiscal year ended July 31, 1998 represent repricing of options granted to the Named Executive Officers during the fiscal year ended July 31, 1997. With the exception of the exercise price thereof, the terms of such options and the number of underlying securities were unchanged.
(2) Amounts reported in this column represent hypothetical values that may be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission. Actual gains, if any, in option exercises are dependent on the time of such exercise and the future performance of the Common Stock.
(3) Exercisable cumulatively at the rate of 20% per annum commencing February 3, 1999.
(4) Exercisable cumulatively at the rate of 25% per annum commencing May 5, 1999.
(5) Mr. Scheibel's employment with the Company terminated on April 10, 1998, prior to the date any of the options granted to him became exercisable. Accordingly, all options granted to Mr. Scheibel were canceled effective on the date his employment terminated.

Option Exercises and Value Table

     No options outstanding were exercised or exercisable during the fiscal year ended July 31, 1998 or as of July 31, 1998. There were no in-the-money exercisable or unexercisable options at July 31, 1998.

Report on Repricing of Options/SARs

                BOARD OF DIRECTORS REPORT ON REPRICING OF OPTIONS

         On December 18, 1997, the Board approved reducing the exercise price of options granted prior to such date to a price equal to the market price of the Common Stock on December 22, 1997. The purpose of the option repricing was to provide additional incentives to option recipients to maximize shareholder value and to assist in retaining key personnel. Given that the original exercise prices of the options granted prior to the repricing exceeded, and, in most cases, significantly exceeded, current market price in December 1997, the Board concluded that such options had no value and provided no incentive to their recipients.

                      SUBMITTED BY THE BOARD OF DIRECTORS *

                            Dated: February 22, 1999

                          Barry R. Steinberg, Chairman
                                 Joel G. Stemple
                                  Joel Rothlein
                                 Julian Sandler

* - George Bagetakos, a member of the Board at the time of the repricing, resigned from the Board effective May 26, 1998. Bert Rudofsky and Michael E. Russell became members of the Board effective July 15, 1998, subsequent to the repricing.

                          10-YEAR OPTION/SAR REPRICINGS

                                   Number of                                                       Length of
                                   Securities Un- Market                                           Original
                                   derlying Op-   Price of            Exercise                    Option Term
                                      tions/      Stock At             Price At                   Remaining At
                                      SARs        Time Of              Time Of         New          Date Of
                                   Repriced Or    Repricing Or        Repricing Or     Exercise   Repricing Or
Name              Date             Amended      Amendment             Amendment        Price      Amendment
----              ----             --------  -------------            ----------      --------    ----------
                                         (#)                           ($/share)     ($/share)   ($/share)

Joseph Looney            12/22/97   50,000            $10.00               $3.8125      $3.8125      9 years, 1month
Chief Financial          12/22/97   20,000            $ 5.00               $3.8125      $3.8125      9 years, 3months
Officer

William F. Scheibel, Jr. 12/22/97   50,000            $10.00               $3.8125      $3.8125      9 years, 1 month
Chief Technology         12/22/97   20,000            $ 5.00               $3.8125      $3.8125      9 years, 3 months
Officer(1)

---------------
(1) Mr. Scheibel's employment with the Company terminated on April 10, 1998, prior to the date any of the options granted to him became exercisable. Accordingly, all options granted to Mr. Scheibel were canceled effective on the date his employment terminated.

                              --------------------

Employment Agreements

     In connection with the Company's initial public offering, Barry R. Steinberg entered into an employment agreement with the Company, pursuant to which he agreed that his annual base salary for services rendered to the Company in his positions as President and Chief Executive Officer would be $550,000 in each of the fiscal years ending July 31, 1997 and 1998. Mr. Steinberg agreed that he would not be eligible to receive any bonus in fiscal 1997 and that any bonus payable for fiscal 1998 would require the approval of a majority of the independent directors of the Company. The Company has made available, and will continue to make available to him, the car allowance and deferred compensation benefits that he is currently receiving. Mr. Steinberg is also able to participate in other benefits that the Company makes generally available to its employees, such as medical and other insurance, and Mr. Steinberg is able to participate under the Company's stock option plan. In the event Mr. Steinberg's employment with the Company were terminated, he would not be precluded from competing with the Company.

     In addition, in connection with the Company's initial public offering, the Company entered into an employment agreement with Joel G. Stemple, the Company's Executive Vice President and Secretary, under which Mr. Stemple agreed to accept a base salary of $450,000 in each of the fiscal years ending July 31, 1997 and 1998. Under the employment agreement, Mr. Stemple is not eligible to receive any bonus in fiscal 1997 and any bonus payable to Mr. Stemple for fiscal 1998 must be approved by a majority of the independent directors of the Company. Under the employment agreement, the Company provides Mr. Stemple with an automobile and certain deferred compensation benefits and provides Mr. Stemple with medical and other benefits generally offered by the Company to its employees. Mr. Stemple also is able to participate in the Company's stock option plan. The employment agreement is terminable by either party on 90 days' prior notice. In the event the Company so terminates Mr. Stemple's employment, or the Company elects not to renew his employment agreement, he is entitled to severance equal to 12 months of his then current base salary. This severance will be payable in accordance with the Company's customary payroll practices. Under the employment agreement, if Mr. Stemple terminates his employment, or the Company terminates his employment for cause, Mr. Stemple is prohibited, for a two-year period from such termination, from competing with the Company in the eastern half of the United States.

     Mr. Looney is, and Mr. Scheibel was, employed at will.

Compensation of Directors

     Prior to July 15, 1998, directors who were not full-time employees of the Company were reimbursed for their expenses and received a fee of $500 per Board and committee meeting attended. On July 15, 1998, the Board adopted the following program with respect to non-employee director compensation:

     a) Commencing August 1, 1998, each such director will be paid a fixed annual stipend of $5,000, payable in four quarterly installments.

     b) Commencing with the meeting of July 15, 1998, each such director will receive a fee of $1,500 per Board meeting attended.

     c) Commencing August 1, 1998, each such director will receive a fee of $500 for each committee meeting attended, and the Chairman of each committee will be paid a fixed annual stipend of $1,000, payable in four quarterly installments.

     d) Commencing August 1, 1998, and on each August 1 thereafter, each such director who has served on the Board since the preceding August 1 will be granted non-incentive options under the Plan to purchase 5,000 shares at an exercise price equal to the fair market value of the Common Stock on the date of such grant. Such options will be for a term of five years and will be exercisable immediately upon such grant.

     On December 4, 1996, the Board of Directors granted to each of George Bagetakos and Julian Sandler, who was and is a non-employee director, respectively, non-incentive options under the Plan to purchase 2,500 shares at an exercise price of $10.00 per share (the fair market value of the Common Stock on the Company's Initial Public Offering), which options were and are, respectively, for a term of five years from the date of grant and exercisable commencing one year from the date of grant; provided, however, that unless either of the foregoing directors ceases to be a director of the Company due to his death, the option, to the extent it is exercisable at such time, terminates upon the earlier of (x) three months from the date of such event; and (y) five years from the date of grant. On December 22, 1997, the Board of Directors reduced the exercise price of all outstanding options, including those granted to Messrs. Bagetakos and Sandler, to $3.8125 per share, being the closing market price of the Common Stock on such date. See "Report on Repricing of
Options/SARs." On May 26, 1998, Mr. Bagetakos resigned from the Board, and on August 26, 1998, the options granted to him terminated without being exercised in whole or in part.

     On August 1, 1998, pursuant to and in accordance with the directors compensation program described above, the Board of Directors granted to each of Joel Rothlein and Julian Sandler, who are non-employee directors, non-incentive options under the Plan to purchase 5,000 shares at an exercise price of $3.25 per share (the fair market value of the Common Stock on August 1, 1998).


         REPORT OF THE BOARD OF DIRECTORS AND THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The following is provided to shareholders by the Board of Directors and by the Compensation Committee of the Board:

Introduction

         The Board of Directors and the Compensation Committee are responsible for the administration of the Company's compensation programs. These programs include base salary and cash bonuses for executive officers, which are determined by the Compensation Committee, and long-term incentive compensation programs, which are administered by the Board of Directors (provided that grants of stock options to either Mr. Steinberg or Mr. Stemple must first be recommended by the Compensation Committee). Although the Compensation Committee may implement an annual incentive plan in the future, the Company does not currently offer any such plan.

Compensation Philosophy

         The primary goal of the Company is to align compensation with the Company's business objectives and performance. In addition, the Company aims to attract, retain, and reward executive officers and other key employees who contribute to the long-term shareholder value with a total compensation package that the Company considers to be competitive yet reasonable. To establish the relationship between executive compensation and the creation of shareholder value, the Board and the Compensation Committee utilize a compensation package comprised of base salary, cash bonuses and stock option awards. Through stock option awards for executives and other key employees, the Company attempts to ensure that individuals are motivated over the long term to respond to the Company's business challenges and opportunities as owners and not just as employees.

Compensation Program

         The Company's executive compensation program has three major components, each of which are intended to attract, retain and motivate executive officers consistent with the philosophy set forth above. The Board and the Compensation Committee consider these components of compensation individually, as well as collectively, in determining total compensation for executive officers. In making compensation determinations, the Board and the Compensation Committee have not historically attributed specific values or weights to any particular performance factors, and have made their decisions primarily on a subjective basis. The particular elements of the compensation program for executive officers are explained below:

         1. Base salary. For fiscal 1998, the base salaries of the Company's Chief Executive Officer and its Executive Vice President were fixed pursuant to their employment agreements, as discussed below. The base salaries of the Company's Chief Financial Officer and Chief Technology Officer for fiscal 1998 were determined by the Compensation Committee based primarily on the contributions made by such officers during fiscal 1997 and expected future contributions. In reviewing the individual performance of the Company's Chief Financial Officer and Chief Technology Officer, the Compensation Committee met with, and took into account the views of, the Company's Chief Executive Officer and its Executive Vice President.

         2. Annual incentive compensation. For fiscal 1998, the Compensation Committee determined not to pay any cash bonuses to the Company's Chief Executive Officer and its Executive Vice President, and awarded a discretionary bonus of $40,000 to the Company's Chief Financial Officer. In the case of the Company's Chief Financial Officer, the decision was made primarily on the basis of the assistance and performance of such officer in implementing corporate objectives within the scope of his area of responsibility.

         3. Equity-based incentive compensation. In line with the Company's philosophy to motivate individuals as owners, the Company's current long-term incentive program consists of its stock option plan. The Board has utilized five and six year vesting periods with respect to the options granted to its executive officers, with a waiting period prior to commencement of vesting, to encourage them to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term shareholder value. The exercise price of options granted under the stock option plan is fixed at no less than 100% of the fair market value of the underlying stock on the date of grant with respect to incentive stock options, and no less than 85% of such fair market value with respect to non-incentive stock options. To date, all grants of stock options have provided for exercise prices of not less than 100% of the fair market value of the underlying stock on the date of grant. Accordingly, employees receive value from these grants only if the Common Stock appreciates over the long term. Although the Board did not grant options to any of the Company's executive officers during fiscal 1998, on December 22, 1997, the Board of Directors did reprice all outstanding options granted prior to such date, including those granted to certain of the Company's executive officers. See "Report on Repricing of Options/SARs Report on Repricing of Options/SARs."

Chief Executive Officer and Executive Vice President Compensation

         Pursuant to his employment agreement with the Company, the Company paid to Barry R. Steinberg, its President and Chief Executive Officer, a base salary of $550,000 in the fiscal year ending July 31, 1998. Although the employment agreement permitted Mr. Steinberg to be paid a bonus with respect to fiscal 1998, the Compensation Committee determined not to do so. The Company continues to make available to Mr. Steinberg the car allowance and deferred compensation benefits that he historically has received. Mr. Steinberg also participates in other benefits that the Company makes generally available to its employees, such as medical and other insurance, and is able to participate under the Company's stock option plan. See "Executive Compensation."

         Pursuant to his employment agreement with the Company, the Company paid to Joel G. Stemple, its Executive Vice President and Secretary, a base salary of $450,000 in the fiscal year ending July 31, 1998. Although the employment agreement permitted Mr. Stemple to be paid a bonus with respect to fiscal 1998, the Compensation Committee determined not to do so. Pursuant to his employment agreement, the Company provides Mr. Stemple with an automobile and certain deferred compensation benefits and provides Mr. Stemple with medical and other benefits generally offered by the Company to its employees. Mr. Stemple also is able to participate in the Company's stock option plan. See "Executive Compensation."

Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code generally disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance-based. The Board and the Compensation Committee believe that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and benefits the Company's stockholders. The Board and the Compensation Committee intend to take into account the potential application of
Section 162(m) with respect to incentive compensation awards and other compensation decisions made by them in the future, and do not currently anticipate that Section 162(m) will limit the deductibility of any compensation paid by the Company to its executive officers during 1999.

                       SUBMITTED BY THE BOARD OF DIRECTORS
                   AND THE COMPENSATION COMMITTEE OF THE BOARD

                            Dated: February 22, 1999

              The Board of Directors                 The Compensation Committee

              Barry R. Steinberg, Chairman                    Joel Rothlein
                   Joel G. Stemple                            Bert Rudofsky
                   Joel Rothlein                              Julian Sandler
                   Bert Rudofsky
                   Michael E. Russell
                   Julian Sandler

         The foregoing Report of the Board of Directors and Compensation Committee and the Stock Performance Graph set forth below shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.


                             STOCK PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total shareholder returns for the Company's Common Stock, the NASDAQ Stock Market Index for U.S. companies, and a group consisting of the Company's peer corporations on a line-of-business basis, through July 31, 1998. The corporations making up the peer group are Alphanet Solutions, Inc., CompuCom Systems, Inc., Elcom International, Inc., Pomeroy Computer Resources, Inc. and Vanstar Corp. The graph assumes (i) the reinvestment of dividends, if any, and (ii) the investment of $100 on November 26, 1996 (the date the Company's Common Stock commenced trading) in the Company's Common Stock, the NASDAQ Stock Market Index and the Peer Group Index.

(GRAPH SHOWING COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN)


                                        MANCHESTER            NASDAQ     PEER
                                    EQUIPMENT CO., INC.       INDEX      GROUP
         November 26, 1996              $100.00               $100.00    $100.00
         July 31, 1997                  $ 42.50               $124.74    $ 68.84
         July 31, 1998                  $ 31.25               $147.23    $ 52.64

                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         The members of the Company's Compensation Committee are Joel Rothlein, Esq., Julian Sandler and, effective July 15, 1998, Bert Rudofsky. George Bagetakos was a member of the Compensation Committee until he resigned from the Board of Directors in May 1998. Mr. Rothlein is a partner of Kressel Rothlein & Roth, Esqs., which, with its predecessor firms, has acted as outside general counsel to the Company since the Company's inception. Kressel Rothlein & Roth, Esqs. was paid legal fees of approximately $217,000, $655,000 and $383,000 by the Company in the fiscal years ended July 31, 1998, 1997 and 1996, respectively. Fiscal 1997 fees to Kressel Rothlein & Roth, Esqs. included fees paid to special counsel of $286,000.In addition, during the years ended July 31, 1998 and 1997, the Company recorded revenue of approximately $177,000 and $130,000, respectively, in connection with the sale of computer equipment to a company controlled by Mr. Sandler.

         The Company's Stock Option Plan is administered by the Board of Directors. Barry R. Steinberg is President and Chief Executive Officer and Joel
G. Stemple is Executive Vice President of the Company. In these capacities, as members of the Board, they could vote on executive compensation issues before the Board pertaining to the granting of stock options. Although the issue has not arisen to date, each of Messrs. Steinberg and Stemple has agreed to abstain from voting on the grant of stock options to himself or to the other of them and, effective July 15, 1998, the granting of stock options to either of Mr. Steinberg or Mr. Stemple will first have to be recommended to the Board by the Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Until  August  1994,  the  Company  was  affiliated  with  Electrograph
Systems, Inc. ("Electrograph"),a specialized distributor of microcomputer peripherals throughout the United States. Barry R. Steinberg, the Company's President and Chief Executive Officer and its majority shareholder, served as Electrograph's Chairman of the Board and Chief Financial Officer, and had beneficial ownership (directly and through shares held by his spouse and certain trusts, of which his children are beneficiaries) of 35.5% of the outstanding shares of common stock of Electrograph. During the fiscal years ended July 31, 1993 and 1994, the Company paid approximately $322,000 and $385,000, respectively, to Electrograph for the purchase of products. In August 1994, Bitwise Designs, Inc. ("Bitwise"), a publicly-traded company engaged in the manufacture and distribution of document imaging systems, personal and industrial computers and related peripherals, acquired Electrograph through a stock-for-stock merger; Mr. Steinberg acquired beneficial ownership of less than 1% of the outstanding capital stock of Bitwise for the common stock of Electrograph in which he had a direct or indirect beneficial interest. Mr. Steinberg served as a director of, and provided consulting services to, Bitwise from August 1994 through September 17, 1996.

         On April 25, 1997, the Company, through a newly formed wholly-owned subsidiary, acquired from Electrograph substantially all of its assets and assumed certain of its liabilities. The purchase price and transaction costs aggregated approximately $2.6 million. The major categories of products presently distributed by Electrograph include display devices and graphical user interfaces.

         Three of the Company's four Hauppauge, New York facilities are leased from entities affiliated with certain of the Company's executive officers, directors or principal shareholders. The property located at 40 Marcus Boulevard, Hauppauge, New York is leased from a limited liability company owned 70% by Mr. Steinberg and his relatives, 20% by Joel G. Stemple, the Company's Executive Vice President and a principal shareholder, and 10% by Michael Bivona, a former officer and director of the Company. For the fiscal years ended July 31, 1998, 1997 and 1996, the Company made lease payments of $179,000, $174,000 and $216,000, respectively, to such entity. The Company's offices at 160 Oser Avenue, Hauppauge, New York are leased from a limited liability company owned 65% by Mr. Steinberg, 17.5% by Mr. Stemple and 17.5% by Mr. Bivona. For the fiscal years ended July 31, 1998, 1997 and 1996, the Company made lease payments of $263,000, $259,000 and $360,000, respectively, to such entity. The property located at 50 Marcus Boulevard, Hauppauge, New York is leased from Mr. Steinberg doing business in the name of Marcus Realty. For the fiscal years ended July 31, 1998, 1997 and 1996, the Company made lease payments of $340,000, $329,000 and $435,000, respectively, to such entity.

         Joel Rothlein, Esq., a director of the Company, is a partner of Kressel Rothlein & Roth, Esqs., which, with its predecessor firms, has acted as outside general counsel to the Company since the Company's inception. Kressel Rothlein & Roth, Esqs. was paid approximately $89,000 (exclusive of disbursements) by the Company for legal fees in the fiscal year ended July 31, 1996 and received fees of approximately $655,000 from the Company in the fiscal year ended July 31, 1997, which sum included fees paid to special counsel ($286,000). During fiscal 1998, $217,000 was paid to such firm for legal fees.

         During the year ended July 31, 1998 and 1997, the Company recorded revenue of $177,000 and $130,000, respectively, in connection with the sale of computer equipment to a company controlled by Julian Sandler, a director of the Company.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that officers, directors and holders of more than 10% of the Common Stock (collectively, "Reporting Persons") file reports of their trading in the Company's equity securities with the Securities and Exchange Commission. Based on a review of Section 16 forms filed by the Reporting Persons during the last fiscal year, (a) Bert Rudofksy and Michael E. Russell, each Reporting Persons, filed Form 3 reporting their becoming directors of the Company approximately one and one-half months late, and (b) Barry R. Steinberg, a Reporting Person, filed Form 4 reporting the acquisition of additional shares of the Common Stock approximately three months late. Except as noted, the Company believes that the Reporting Persons timely complied with all applicable
Section 16 filing requirements.

              RATIFICATION OF REAPPOINTMENT OF INDEPENDENT AUDITORS

         Subject to ratification by the shareholders, the Board of Directors has reappointed KPMG LLP as independent auditors for the year ending July 31, 1999.

         The ratification of the reappointment of KPMG LLP will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

         It is anticipated that a representative of KPMG LLP will be present at the Annual Meeting to answer appropriate questions within such firm's field of expertise. Such representative will have the opportunity to make a statement if he/she desires to do so.

         The Board of Directors recommends that shareholders vote FOR the reappointment of KPMG LLP as independent auditors for the year ending July 31, 1999 (Proposal No. 2 on the Proxy Card).


                                 OTHER BUSINESS

         Management does not know of any matter to be brought before the Annual Meeting other than as described above. In the event any other matter properly comes before the Annual Meeting, the persons named in the accompanying form of proxy have discretionary authority to vote on such matters.


                              SHAREHOLDER PROPOSALS

         Any shareholder proposal to be considered for inclusion in the Company's proxy soliciting material for the next Annual Meeting of Shareholders must be received by the Company at its principal office by October 25, 1999.

Dated: February 23, 1999
PROXY

                         MANCHESTER EQUIPMENT CO., INC.

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints BARRY R. STEINBERG and JOEL G. STEMPLE, and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Shareholders of Manchester Equipment Co., Inc. on January 14, 1998, and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

     PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.

(reverse side of proxy)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                        MANCHESTER EQUIPMENT CO., INC.

                                JANUARY 14, 1998



                Please Detach and Mail in the Envelope Provided

[x] Please mark your
    votes as in this
    example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

                       FOR      WITHHELD
(1) Election of Five   [  ]       [  ]    Nominees: Barry R. Steinberg
    (6) Directors to                                Joel G. Stemple
    serve until the                                 Joel Rothlein
    2000 Annual Meeting of Shareholders.            Bert Rudofsky
                                                    Michael E. Russell
 For, except withheld from the                      Julian Sandler
 following nominees:

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                                                        FOR    AGAINST   ABSTAIN
(2) To ratify the reappointment of KPMG Peat Marwick
    LLP as independent auditors of the Company for the   [ ]     [ ]       [ ]
    year ending July 31, 1999.

(3) Upon any and all business that may come before the annual meeting

     This proxy, which is solicited on behalf of the board of directors, will be voted FOR the matters described in paragraphs (1) and (2) unless the shareholder specifies otherwise, in which case it will be voted as specified.


SIGNATURE(S)                                   DATE:
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NOTE: Executors, Administrators, Trustees, Etc. should give full title.